Exhibit 99.1

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Dynatronics Welcomes David A. Wirthlin as Its New Chief Financial Officer

COTTONWOOD HEIGHTS, UT (September 30, 2016) – Dynatronics Corporation (NASDAQ:DYNT) announced today the appointment of David A. Wirthlin as Chief Financial Officer (CFO), effective October 11, 2016.  Wirthlin will succeed Terry M. Atkinson and will report to Dynatronics' CEO Kelvyn H. Cullimore, Jr.  Mr. Atkinson will continue with Dynatronics as Director of Accounting.

Today's announcement concludes an extensive search process conducted by the company as it continues to execute on its strategic plans and initiatives.  Atkinson will continue to serve an important role at Dynatronics, and the company will ensure a seamless succession of responsibilities with this reorganization.

For 12 years, Wirthlin was Chief Financial Officer of ArmorWorks Enterprises, LLC, a privately-held military armor technology company located in Arizona, from June 2004 until January 2016.  Most recently, Wirthlin worked for ArmorWorks as a consultant on a contract basis.  Mr. Wirthlin previously served as Chief Financial Officer for Integrated Information Systems, Inc. and SkyMall, Inc. where he led the initial public offering process for each company and subsequently was directly responsible for all SEC related functions.  He also brings seven years of public accounting and consulting experience from his time at Arthur Andersen in San Francisco and Salt Lake City.

In his role as Dynatronics' CFO, Wirthlin will serve on the company's executive management team and be responsible for leading the Dynatronics finance organization and key supporting functions, including treasury, controller, tax, and internal audit.  He will also play a key role in the diligence and integration of merger and acquisition candidates.

"David's deep expertise and experience as both a private and public company CFO brings significant depth to the Dynatronics' management team," said Kelvyn H. Cullimore, Jr., Dynatronics' Chairman and CEO.  "Given David's extensive background across all of the major disciplines within finance, and his direct experience as a CFO for the past 20 years, I am confident in his ability to lead our finance organization and believe he will be a strong representative to the investor community.  I look forward to the ideas and perspectives he will bring to Dynatronics."

"I am very pleased to join Dynatronics," said Wirthlin.  "This is a company with a longstanding reputation for excellence in the physical medicine industry.  I am excited to join the management team and contribute to the success of the business at such a transformative time for the company."

Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry and related markets.

Contacts:

Dynatronics Corporation
Investor Relations
Jim Ogilvie
(801) 727-1755
jim.ogilvie@dynatronics.com